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                                 EXHIBIT 99.1



                                      -4-
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                            PORTACOM WIRELESS, INC.
                      8055 W. Manchester Avenue, Suite 730
                        Playa del Rey, California  90293
                                 (310) 448-4140


FOR IMMEDIATE RELEASE
- ---------------------
May 28, 1996                                  Investor Relations International:
                                              Tom Madden  (800) 941-1558

VSE:  PCW
OTC:  PCWIF                                        http://www.portacom.com


                      PORTACOM WIRELESS AGREES TO ACQUIRE
                       ASIAN AMERICAN TELECOM CORPORATION

Playa del Rey, CA -- PortaCom Wireless, Inc. announced today the signing of an agreement to acquire all of the outstanding shares of Asian American Telecommunications Corporation ("AAT"), a Los Angeles-based telecom services developer. The Company has agreed, subject to certain approvals and conditions outlined herein, to issue a total of 25.5 million common shares to the shareholders of AAT, which will result in the Company having approximately 43 million shares outstanding on a fully diluted basis, including approximately 3 million shares issuable upon the closing of certain other previously announced pending transactions. The agreement also calls for the Company to fund the ongoing operating expenses and contractual obligations of AAT until the acquisition closes and, subsequent to the closing of an equity financing, to retire the outstanding liabilities of AAT in an amount not to exceed US$1,455,000.

In connection with the transaction, Mr. Max E. Bobbitt, President and CEO of AAT, has agreed to join the Board of Directors of the Company as Chairman. In 1995, Mr. Bobbitt retired from ALLTEL Corporation, a NYSE and Fortune 500 telecommunications and information services company. During his twenty-four year career with ALLTEL, Mr. Bobbitt served as a director and held various executive-level positions including President, COO and CFO. Additionally, Mr. Bobbitt currently serves as a director of WorldCom, Inc., the fourth-largest long distance company in the United States. Mr. Bobbitt owns or controls approximately 41% of AAT and is to receive a salary from the Company of US$15,000 per month for acting as its Chairman.

Douglas C. MacLellan, President and CEO of the Company, will immediately assume the position of Vice Chairman of AAT to assist in the finalization of telecommunications contracts in China currently under negotiation by AAT. Mr. MacLellan owns approximately 3% of AAT.

The acquisition agreement between the Company and AAT is subject to appropriate regulatory approval and is subject to AAT having completed a joint venture contract in China so as to form a Chinese company ("China Co.") whose business shall be a significant telecommunications project in China. The acquisition agreement is also subject to, among other things, the following:

1. respective shareholder approvals (and in particular, approval of the Company's shareholders to the absolute change in control of the Company resulting from the issuance of the 25.5 million shares of the Company);

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PortaCom Wireless, Inc.
News Release
May 28, 1996
Page 2 of 3


2. a fairness opinion from a qualified investment banking firm satisfactory to the Company as to the fairness of the transaction from a financial point of view to the shareholders of the Company;

3.   certain systems building arrangements being in place with China Co.;

4. requisite approvals from the Ministry of Foreign Trade and Commerce ("MOFTEC") of the Peoples Republic of China ("PRC") and such other foreign governmental agencies as may be required;

5. a business license for China Co. having been received from the State Administration of Industry and Commerce of the PRC;

6.   the listing of the Company's shares for trading on the NASDAQ system.

After receipt of the required shareholder and regulatory approvals, the AAT acquisition will close with the 25.5 million common shares of the Company to be issued as follows:

1. 8.5 million shares upon AAT signing a joint venture contract and receiving a business license requiring no additional governmental approval respecting a mobile wireless telecom venture in a specified province of the PRC (or an equivalent venture) (the "First Venture");

2. 17 million shares upon AAT signing a joint venture contract and receiving a business license and approval from MOFTEC respecting a local service telecom venture in a second specified province of the PRC covering a market of at least 50 million in population (or an equivalent venture) (the "Second Venture").

The acquisition may close with either of the First Venture or the Second Venture being finalized. In the event the acquisition is closed based upon the Second Venture, or upon finalization within one year of contracts covering markets totaling at least 50 million in population, the balance of the remaining 25.5 million shares will be issued to the AAT shareholders. The Company expects the aforesaid conditions to be satisfied and the Company's acquisition of AAT to be closed during the third quarter of 1996.

The Company announced by news release dated May 8, 1996 that it had arranged a brokered private placement of US$20,130,000 of special warrants at US$3.30 per special warrant. The Company has now determined that the private placement will be non-brokered and placed directly by the Company. In this regard, the Company proposes to pay finder fees of up to 5% of the gross proceeds on certain of the placements. The private placement price will remain at US$3.30, however, the Company will issue Units rather than special warrants. Each Unit shall consist of one common share and one-half warrant, as described in the Company's May 8th news release. However, because special warrants are not being issued, there shall be no provision to increase the number of shares and warrants in the event a final prospectus has not been cleared within 150 days after closing the placement.

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PortaCom Wireless, Inc.
News Release
May 28, 1996
Page 3 of 3


It is anticipated that the proceeds of this financing will be advanced to the Company upon the execution of either the First Venture or the Second Venture (for the purpose of funding the interim operations and contractual obligations of AAT) and prior to the closing of the private placement and the acquisition of AAT by the Company.

Because the private placement of the Units will not receive regulatory approval and therefore will not be issued until the acquisition of AAT by the Company has closed, in the event that the acquisition is not closed on or before December 31, 1996, advances made to the Company in connection with the private placement will be converted into equity of AAT based on a valuation of US$84 million for AAT on a "pre-financing" basis.

PortaCom Wireless, Inc. is engaged in ventures as a developer and operator of companies providing cellular, wireless, and PSTN telecommunications services in selected developing world markets. PortaCom intends to make significant investments primarily in wireless, cellular, PSTN, and long distance networks in order to provide coverage and high-quality service in selected emerging markets. PortaCom's business development strategy is focused on emerging markets in Asia-Pacific, Eastern Europe and Latin America.


                              ON BEHALF OF THE BOARD OF DIRECTORS


                              /s/ J. MICHAEL CHRISTIANSEN
                              -------------------------------------------
                              J. Michael Christiansen
                              Executive Vice President and CFO



The Vancouver Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE ABOVE REFERENCED SECURITIES IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.